Exhibit 10.16

“ENGLISH TRANSLATION”

SUPPLY AGREEMENT

BETWEEN:	LES SERVICES D’APPROVISIONNEMENT HEARING CARE OF AMERICA (SAHCA) INC., a duly incorporated corporation established for a private interest, having its head office at 2770 Chemin du Lac, Longueuil, Quebec, J4N 1B8, herein represented by Mr. Steve Forget, duly authorized as he so declares,

(Hereinafter referred to as the “Company”);

AND:	COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c., a general partnership, having its head office at 44 Côte du Palais, Quebec City, Province of Quebec, G1R 4H8, herein represented by Mr. Martin Cousineau, duly authorized as he so declares,

(Hereinafter referred to as “CDPF”);

WHICH SAID PARTIES DECLARE AS FOLLOWS:

WHEREAS CDPF operates one or more hearing aid clinics;

WHEREAS the Company wishes to provide requisitions and purchasing management services to CDPF in connection with the purchasing of products, supplies and stationery (hereinafter referred to as “Products”) that CDPF requires in order to carry on its professional activities;

WHEREAS CDPF wishes the Company, from time to time, to manage its requisitions and purchasing in regard to the Products that CDPF requires;

WHEREAS the requisitions and purchasing management services that the Company will provide to CDPF will be performed in such a manner as will allow CDPF to preserve complete professional freedom;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble shall form an integral part of this Agreement and shall guide the interpretation hereof.

2.	OBJECT

2.1	In consideration of what is set out hereinafter, CDPF may use the Company’s services for the management of its requisitions and purchasing of Products to be used by CDPF in carrying on its profession.

2.2	The Company shall perform the aforementioned services for CDPF upon the request and according to the instructions of CDPF.

3.	CONFIDENTIALITY

3.1	The Company shall ensure that the Company and all its employees, agents and/or representatives keep confidential and refrain from disclosing or using, in any manner whatsoever, for their own benefit or the benefit of third parties, any information or documentation concerning CDPF of which they may acquire knowledge in the course of performing their duties hereunder or by virtue of having access to CDPF’s premises and documents, and in particular, but without limiting the generality of the foregoing, any information or documentation having to do with CDPF’s clients or their files. The Company acknowledges that any breach of this undertaking of confidentiality will cause irreparable harm to CDPF and that CDPF may exercise any and all remedies available to it for the purpose of protecting such confidentiality in the event of such breach.

4.	CONSIDERATION

4.1	In consideration of this Agreement, CDPF shall pay the Company the prices set forth in the attached schedule. In this regard, the Company shall invoice CDPF on a monthly basis, which invoices shall be payable by CDPF to the Company ten (10) days following receipt.

4.2	Interest at the prime rate of the Company’s banker plus five percent (5%) per annum shall be added to any amount unpaid when due by CDPF.

4.3	All applicable taxes including, but not limited to, the goods and services tax and the Quebec sales tax shall be added to the sums due by CDPF to the Company hereunder.

5.	TERM AND RENEWAL

5.1	This Agreement is made for a term of three (3) years from the execution hereof and shall be renewable automatically from year to year unless one of the parties prefers not to renew the said Agreement. A party wishing to prevent the Agreement from being renewed automatically shall send the other party, at least thirty (30) days in advance of the renewal date, a written notice stating that it does not intend to renew the Agreement.

6.	TERMINATION

6.1	This Agreement shall be terminated automatically within thirty (30) days after the Company sends CDPF a notice stating that it is in default or has refused or failed to comply with any of the provisions contained herein, in the event that such default, refusal or failure continues after the aforementioned period.

7.	END OF AGREEMENT

7.1	This Agreement shall also terminate forthwith, without any prior notice being required, upon the occurrence of any of the following events:

7.1.1	if one of the parties makes an assignment for the benefit of its creditors;

7.1.2	if a receiver, trustee or other similar official is appointed to administer the property of one of the parties;

7.1.3	if a petition in bankruptcy or a petition for reorganization pursuant to any legislation is made by or against one of the parties hereto;

7.1.4	if one of the parties commits any other act of bankruptcy or if a winding-up order is issued by a competent court;

7.1.5	if one of the parties becomes insolvent;

7.1.6	if CDPF fails to make payment to the Company of any sum owed as specified herein;

7.1.7	in the event of fraud, theft or misrepresentation by the Company.

8.	MISCELLANEOUS

8.1	Election of Domicile

8.1.1	For purposes of this Agreement, the parties elect domicile in the judicial district of Quebec for all legal purposes and jurisdiction of the courts.

8.2	Amendment

8.2.1	No amendment may be made to this Agreement except by written instrument signed by all parties.

8.3	Notices

8.3.1	All notices hereunder must be given in writing.

8.3.2	Any notice shall be validly given if delivered in person, sent by registered mail or faxed to the intended recipient at the address first stated above.

8.3.3	Any notice given in the manner aforesaid shall be deemed to have been received at the time of delivery if delivered in person, on the third business day following the mailing date if mailed, or on the business day following the transmission date if faxed.

8.3.4	Each party may notify the other, in the manner aforesaid, of any change of address for purposes of the giving of notices.

8.4	No Waiver

8.4.1	The failure of a party hereto to insist on the full performance of any of the undertakings contained in this Agreement or to exercise any of its rights conferred herein shall not be deemed to be a waiver of such rights or of the full performance of such undertakings for the future. No waiver by a party hereto of any of its rights shall be effective unless it is given in writing and any such waiver shall apply only to the rights and circumstances expressly covered therein.

8.5	Entire Agreement

8.5.1	This Agreement sets forth the entire agreement between the parties and no representations are made or warranties given other than those contained herein.

8.6	Partial Invalidity

8.6.1	Any decision of a court that may find any of the provisions of this Agreement to be null or unenforceable shall not affect the other provisions of this Agreement or the validity or enforceability of such provisions.

8.7	Assigns

8.7.1	Subject to the provisions hereof, this Agreement shall be binding on the successors and assigns and on the heirs, executors and administrators of CDPF.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED AT Montreal, ON DECEMBER 1, 2000

THE COMPANY:

LES SERVICES D’APPROVISIONNEMENT HEARING CARE OF AMERICA INC.

By:
Steve Forget

CDPF:

COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c.

By:
Martin Cousineau

SCHEDULE

PRICES

(Section 4.1)

The prices specified below are subject to change whenever the retail price of the designated manufacturer is modified by such manufacturer, or from year to year, whichever occurs first.

Subject to the foregoing, the prices are set as follows as of December 1, 2000:

[Refer to manufacturer’s list]